PROSPECTUS SUPPLEMENT NO. 1                   Filed pursuant to rule 424(b)(3)
                                                    Registration No. 333-123949

                            GP Strategies Corporation
                     Common Stock (Par Value $.01 Per Share)

                     2,994,157 shares of Common Stock under
 the GP Strategies Corporation 1973 Non-Qualified Stock Option Plan, as amended

                     2,000,000 shares of Common Stock under
             the GP Strategies Corporation 2003 Incentive Stock Plan

                             -----------------------



This document supplements the prospectus dated April 8, 2005 (the "Prospectus") relating to resales by selling stockholders of shares of our Common Stock as described in the Prospectus.

This Prospectus Supplement should be read in conjunction with, and is not complete, without and may not be delivered without, the Prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of the Prospectus to read about the factors you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.




          The date of this prospectus supplement is September 6, 2006.



The information is the table appearing under the heading "Selling Stockholders, beginning on page 9 of the Prospectus, is hereby amended by adding the information below with respect to the stockholders previously listed in the Prospectus (including in any amendment or supplement thereto), by supplementing the information about such stockholder with the information in the table below:


       Selling Shareholder              Number of
        and Position with                Shares             Number of        Shares Beneficially Owned
       the Company within             Beneficially         Shares Being              After Sale
      the Past Three Years              Owned(1)          Offered Hereby       Number       Percent(2)

Harvey P. Eisen...................         355,884                2,000         353,884         2.3
   Non-Executive Chairman of the
   Board

Marshall S. Geller((3))...........         219,963                2,000         217,963         1.4
   Director

Richard C. Pfenniger, Jr.                   11,994                2,000           9,994         *
   Director

Ogden R. Reid((4))................          18,848                2,000          16,848         *
   Director
---------------------

*Less than 1%

(1) Includes shares issuable upon exercise of options currently granted to the selling shareholder, whether or not such options are exercisable within 60 days. Also includes shares issuable upon the vesting of restricted stock award units currently granted to the selling stockholder, whether or not such units vest within 60 days. Does not constitute a commitment to sell any or all of the stated number of shares. The number of shares to be sold shall be determined from time to time by each selling shareholder in his or her discretion.
(2) Percentage assumes for each selling shareholder that (i) all options owned by such selling shareholder are exercised in full and the shares issued upon exercise are sold and all shares issuable upon the vesting of restricted stock award units awarded to such selling shareholder are issued and sold and (ii) no other options are exercised and no other shares issuable upon the vesting of restricted stock award units are issued.
(3) Includes 11,972 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan. ((4)) Includes 11,972 shares issuable upon the exercise of options pursuant to our Non-Qualified Plan.


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